Exhibit 99.1

China Gengsheng Minerals, Inc. Announces Record
Fourth Quarter and Year 2007 Results

– Net Income Ex-Items Soared 136.4% in Fourth Quarter –

– Successfully Satisfied Make-Good Agreement for Year 2007 –

– Strong Performance Capitalized on Robust Industrial Energy-Saving Demand in China -

- Teleconference to Be Held at 8:30 a.m. EDT Today -

(All figures are in USD)

Gongyi, China, March 28, 2008 –- China Gengsheng Minerals, Inc. (OTCBB: CHGS) (“Gengsheng” or the “Company”), a leading manufacturer in China of industrial materials capable of withstanding high temperatures, saving energy and boosting productivity, today reported its audited results for the fourth quarter and for the year ended December 31, 2007.

Fourth-Quarter Highlights

•

Total sales grew 26.6% to $10.9 million, from the same period in 2006;

•

Excluding a Make Good-related charge1, net income soared 136.4%, from the same period 2006 to $3.3 million, representing a record 30.7% net margin;

•

Sales of fracture proppants rose 195.2% to $262,000, from the third quarter of 2007;

Fiscal Year 2007 Highlights

•

Total sales increased 44.4%, to a record $39.7 million from 2006;

•

Gross margin rose to 40.5%, from 39.8% in 2006;

•

Excluding the same Make Good-related charge, net income grew 84.6%, to a record $8.3 million from 2006;

1 The Company had an unusual, non-cash charge of $5.3 million, per U.S. GAAP, for successfully meeting the performance goal set in the April 2007 Escrow Agreement, which resulted in the return of 1.7 million shares to the major shareholder.

FINANCIAL RESULTS OVERVIEW

(In Mlns of USD, except EPS)	Q4-FY06	Q4-FY07	YoY %	FY06	FY07	YoY %

Sales	8.6	10.9	26.60%	27.5	39.7	44.40%

Gross profit	3.4	4.3	27.30%	10.9	16.1	46.80%

Operating income	1.4	2.9	107.10%	4.7	8.9	89.40%

Ex-items net income	1.4	3.3	136.40%	4.5	8.3	84.60%

GAAP net income	1.4	(2.0)	(242.9%)	4.5	3	(33.3%)

Ex-items EPS	0.08	0.14	75.00%	0.27	0.38	(40.7%)

GAAP EPS	0.08	(0.08)	(200.0%)	0.27	0.14	(66.7%)

Outlook

•

The Company reaffirmed its guidance of a $13.5 million net income in 2008, excluding any potential Make Good-related charge per U.S. GAAP.

“I am extremely pleased by the increase in the volume and selling prices for our products,” said Mr. Shunqing Zhang, Chairman, President and CEO of Gengsheng.  “We delivered a strong year of exciting achievements in our operations, helped by China’s growing demand for industrial materials that can also help save energy and enhance productivity.  We are pleased with our momentous decision to access the U.S. capital markets and we believe that our growth profile, which is in lockstep with China’s modernizing steel and oil industries, is being increasingly recognized by investors.”

Mr. Zhang continued, “we have been able to monetize our edge in advanced technology and we expect to continue to win market share for our monolithic refractory products. This year, our plan is to further expand our fracture proppants business and launch our fine precision abrasives products into the market. We look forward to having all these three product lines propel Gengsheng into the ranks of the top industrial materials producers in China.”

Fourth Quarter of 2007 Financial Results

For the fourth quarter ended December 31, 2007, sales grew 26.6% to $10.9 million, from $8.6 million recorded in same period of 2006.

Gross profit rose 27.3% to $4.3 million from $3.4 million in same period of 2006. The increase was primarily driven by more effective control of production costs, especially in the segment of monolithic refractory products. Fourth-quarter 2007 gross margin was 39.8% compared with 39.6% in 2006 same period.

Selling expenses rose 18.2% to $1.2 million in the fourth quarter of 2007, from $1.0 million in same period 2006, primarily due to rising shipping costs, which accounted for roughly 60% of selling expenses, compared with 55% in the fourth quarter of 2006. Selling expenses were 11.4% of sales in the fourth quarter of 2007 compared with 12.2% in same period of 2006.

General and administrative expenses declined 53.6% to $443,000, from $933,000 in same period 2006, primarily due to effective cost-cutting.  G&A as a percentage of sales was 4.0% in the fourth quarter of 2007, compared with 10.8% in 2006 same period.

In the fourth quarter of 2007, Gengsheng received government grants worth a total of $957,000, in the forms of awards, subsidies and incentive packages. About 80% of the grants came from the cities of Zhengzhou and Gongyi, where the Company conducts its business. The rest was from Henan Province. The grants were to recognize and reward Gengsheng’s achievements in tapping the U.S. capital markets for funding in 2007, as well as its track record in promoting technological innovation in the local industry.

The effective tax rate for fourth-quarter 2007 was 12.1%, compared with 1.0% in the same period of 2006.

Because the Company exceeded the net income threshold as defined in the Make-Good provision of an Escrow Agreement signed April 25, 2007, 1,656,067 shares of the Company (worth about $5.3 million at the fair value of the date the performance goal was met) are to be returned to the major shareholder.  U.S. GAAP consider such Escrow Agreement as an incentive for the Company to perform, therefore the value of the returned shares becomes an unusual, non-cash charge, in the amount of $5.3 million.

Excluding that $5.3 million non-cash charge, net income soared 136.4% from fourth-quarter 2006 to a record $3.3 million, or diluted EPS of $0.14.

Net loss for the fourth quarter of 2007 was $2.0 million, or diluted loss per share of $0.08.

Year 2007 Financial Results

For the year 2007, sales jumped 44.4% to a record $39.7 million, from $27.5 million in 2006.

Sales contribution from monolithic refractory products in 2007 was 96.0%, versus 96.9% in 2006; industrial ceramics, 2.9% versus 3.1% in 2006; and fracture proppants, 1.1% versus zero in 2006.

Gross profit rose 46.8% to $16.1 million in 2007, from $10.9 million in 2006. The increase was primarily because of a significant rise in sales, as well as more efficiency in sourcing raw materials. In addition, the Company’s high-margin, full-service programs for steel companies now accounted for 36.9% of sales versus 35.0% in 2006. Gross margin for 2007 was 40.5% versus 39.8% in 2006.

Selling expenses increased 25% from 2006 to $4.7 million, reflecting cost increases associated with rising sales, in particular shipping costs. General and administrative expenses rose 1.2% to $2.4 million from 2006.

In 2007, the Company recovered doubtful debt of $253,000, compared with such recovery of $58,000 in 2006.

As mentioned above, the Company recorded an unusual, non-cash charge of $5.3 million at December 31, 2007 for meeting the performance goal set in the April 2007 Escrow Agreement.

The effective tax rate for year 2007 was 13.2%, compared with 0.2% in 2006.

Excluding the $5.3 million non-cash charge resulting from Make Good, net income for 2007 jumped 84.6% to a record $8.3 million, or diluted EPS of $0.38, from $4.5 million in 2006.

Net income for 2007 was $3.0 million, or diluted EPS of $0.14.

As of December 31, 2007, the Company's total cash and cash equivalents were $2.0 million compared to $426,000 at December 31, 2006. Its net working capital was $25.8 million as of December 31, 2007, compared with $11.5 million at December 31, 2006.

Total shareholders' equity increased to $37.2 million as of December 31, 2007 from $19.1 million at December 31, 2006. The increase was primarily due to the Company’s reverse merger transaction and the private offering of shares in the second quarter of 2007.

The total shares outstanding on a fully diluted basis as of December 31, 2007 were 24.2 million.

2007 Operating Highlights

On April 25, 2007, the Company successfully completed a reverse acquisition transaction by which it became a publicly traded entity on the OTC Bulletin Board in the U.S. In conjunction with the listing, the Company performed a private placement transaction and sold 5,347,594 shares of its common stock to certain accredited investors for approximately $8.5 million in net proceeds to the Company.

Also in 2007, the Company signed 15 new one- or multi-year contracts for refractory products, three of which were with foreign steel companies. The existing production line for refractory, with an annual capacity of 100,000 metric tons, is now running at full capacity. The Company is currently retooling its manufacturing facilities and installing an automated assembly line which is expected to increase production capability by 20%-30% by July 2008.  The Company is also considering the introduction of additional new production lines for refractory products later this year.

In October 2007, the Company was certified by the three Chinese oil majors (Sinopec, PetroChina and CNOOC) as a first-tier supplier of fracture proppants. Through the end of 2007, the Company had a total of $450,000 in sales to oil and gas drillers in China, or 1.1% of the Company’s sales.  As of March 24, 2008, sales of fracture proppants had already exceeded last year’s level.

Update on Facilities for Fine Precision Abrasives

The Company is currently in the construction phase to build a production line for fine precision abrasives, with 50,000 metric tons of designed annual capacity. As of March 24, 2008, the Company has finished the laying of electrical wires and the reconfiguration of the gateway to the site. The facilities are being built and machinery is being ordered. The Company is expecting to start trial production by October 2008.

Business Outlook

The Company reaffirmed its previous guidance of net income of $13.5 million for the 2008 fiscal year.

The target is based on the Company's current views on the operating and market conditions, which are subject to change.

Conference Call

The Company will host a conference call, to be simultaneously Webcast, on Friday, March 28, 2008 at 8:30 a.m. Eastern Daylight Time / 8:30 p.m. Beijing Time.  Interested parties may participate in the conference call by dialing +1-877-407-8035 (North America) or +1-201-689-8035 (International) ten minutes before the call start time. A live Webcast of the conference call will be available on the English version of the Gengsheng Web site at http://www.gengsheng.com.

A replay of the call will be available through Friday, April 4, 2008 at 11:59 p.m. Eastern Daylight Time. An archived Webcast of the conference call will be available on the Gengsheng Web site at http://www.gengsheng.com. Interested parties may access the replay by dialing +1-877-660-6853 (North America) or + 1-201-612-7415 (International) and entering account number 286 and conference ID number 278714.

The Company expects to file its annual report on Form 10-K in a timely manner.

About China Gengsheng Minerals, Inc.

China Gengsheng Minerals, Inc. (“Gengsheng”) develops, manufactures and markets a broad range of mineral-based industrial material products, including monolithic refractories, industrial ceramics and fracture proppants. Offering customized solutions, Gengsheng sells its products primarily to the iron-and-steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment while reducing their consumption of energy. Founded in 1986 and based in China’s Henan province, Gengsheng currently has over 200 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and in 11 other countries. Gengsheng conducts business through Gengsheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan Gengsheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd. and Henan Gengsheng High Temperature Materials Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of China Gengsheng Minerals, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding the Company’s ability to market its products and services internationally; the Company’s ability to meet its projected output or otherwise achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In China:

Mr. Fulong Zheng

Investor Relations

China Gengsheng Minerals, Inc.

Tel:   +86-371-6405-9846

Email: zflde@163.com

In the U.S.:

Valentine Ding

Investor Relations
The Global Consulting Group
Tel:   +1-646-284-9412
Email: vding@hfgcg.com

- Financial Tables to Follow -

China Gengsheng Minerals, Inc.

Consolidated Balance Sheets

(Audited)

	As of December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$1,964,390	$426,099
Restricted cash	274,200	192,300
Trade receivables	22,721,052	14,103,129
Bills receivable	6,065,681	238,452
Other receivables and prepayments	3,042,086	1,067,334
Advances to staff	728,822	655,095
Inventories	8,060,249	6,416,703
Deferred tax assets	50,554	13,561

Total current assets	42,907,034	23,112,673
Deposits for acquisition of property, plant and equipment	1,073,684	-
Deposits for acquisition of intangible asset-patented technology	534,690	-
Intangible asset-unpatented technology	342,750	319,753
Property, plant and equipment, net	8,733,367	6,640,189
Land use right	916,167	871,738

Total assets	$54,507,692	$30,944,353

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$5,324,108	$4,661,178
Bills payable	548,400	192,300
Other payables and accrued expenses	3,505,199	3,164,381
Income tax payable	750,140	217
Non-interest-bearing loans	515,001	1,698,846
Secured short-term bank loans	6,484,830	1,923,000
Deferred tax liabilities	-	12,967

Total current liabilities	17,127,678	11,652,889
Deferred tax liabilities	14,995	-

Total liabilities	17,142,673	11,652,889

MINORITY INTERESTS	184,643	142,782

STOCKHOLDERS’ EQUITY
Preferred stock - $0.001 par value 50,000,000 shares authorized, no shares issued and outstanding in 2007 and 2006	-	-
Common stock - $0.001 par value 100,000,000 shares authorized, 24,038,183 and 16,887,815 shares issued and outstanding in 2007 and 2006	24,038	16,888
Additional paid-in capital	19,608,044	6,033,226
Statutory and other reserves	6,723,050	6,212,239
Accumulated other comprehensive income	2,318,600	867,757
Retained earnings	8,506,644	6,018,572

Total stockholders’ equity	37,180,376	19,148,682

Total liabilities and stockholders’ equity	$54,507,692	$30,944,353

China Gengsheng Minerals, Inc.

Consolidated Statements of Income & Comprehensive Income

(Audited)

	Year ended December 31,
	2007	2006	2005

Sales	$39,692,908	$27,481,539	$22,184,246
Cost of goods sold	23,626,674	16,534,004	12,977,770

Gross profit	16,066,234	10,947,535	9,206,476

Operating expenses
Recovery of doubtful debts	(253,205)	(58,259)	(6,788)
General and administrative expenses	2,440,112	2,411,939	2,077,114
Amortization and depreciation	221,376	157,814	129,107
Selling expenses	4,739,009	3,783,071	3,131,897

Total operating expenses	7,147,292	6,294,565	5,331,330

Net operating income	8,918,942	4,652,970	3,875,146

Other income/ (expenses)
Government grant income	1,028,639	33,251	320,783
Interest income	82,208	8,698	7,986
Other income	4,868	36,046	39,368
Finance costs	(429,862)	(226,236)	(102,824)
Unusual charge – make good provision	(5,299,414)	-	-

Total other income/ (expenses)	(4,613,561)	(148,241)	265,313

Income before income taxes and minority interests	4,305,381	4,504,729	4,140,459

Income taxes	(1,264,637)	(7,010)	(250,415)

Income before minority interests	3,040,744	4,497,719	3,890,044

Minority interests	(41,861)	(1,617)	(9,162)

Net income	$2,998,883	$4,496,102	$3,880,882

Other comprehensive income
Foreign currency translation adjustment	1,450,843	556,201	310,914

Total comprehensive income	$4,449,726	$5,052,303	$4,191,796

Earnings per share - Basic	$0.14	$0.27	$0.23
- Diluted	$0.14	$0.27	$0.23

Weighted average number of shares - Basic	21,785,329	16,887,815	16,887,815
- Diluted	21,877,034	16,887,815	16,887,815

 China Gengsheng Minerals, Inc.

Consolidated Statements of Cash Flows

(Audited)

	Year ended December 31,
	2007	2006	2005
Cash flows from operating activities
Net income	$2,998,883	$4,496,102	$3,880,882
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	591,490	389,314	324,095
Amortization of land use right	15,452	22,195	6,840
Unusual charge – make good provision	5,299,414	-	-
Deferred taxes	(33,540)	(15,221)	14,581
Minority interests	41,861	1,617	9,162
Loss (gain) on disposal of property, plant and equipment	10,415	(28,085)	(4,338)
Recovery of doubtful debts	(253,205)	(58,259)	(6,788)
(Recovery of) provision for obsolete inventories	-	(23,306)	43,210
Changes in operating assets and liabilities:
Restricted cash	(65,835)	(188,355)	-
Trade receivables	(7,552,803)	(1,663,523)	(1,766,537)
Bills receivables	(5,580,537)	436,984	(279,302)
Other receivables and prepayments	(2,456,935)	(963,540)	1,582,662
Advances to staff	503,354	(319,774)	87,156
Inventories	(1,142,723)	(3,444,767)	(257,495)
Other payables and accrued expenses	620,172	(70,464)	562,893
Trade payables	325,897	1,880,697	(298,795)
Bills payables	329,175	188,355	-
Income tax payable	720,207	212	(211,992)

Net cash flows (used in) provided by operating activities	(5,629,258)	640,182	3,686,234

Cash flows from investing activities
Payments to acquire and deposit for acquisition of intangible assets	(514,280)	(320,500)	-
Payments to acquire and deposit for acquisition of property, plant and equipment	(3,756,373)	(2,818,712)	(127,837)
Proceeds from disposal of property, plant and equipment	71,102	34,682	4,338
Payments to acquire and deposit for land use right	-	-	(610,981)

Net cash flows used in investing activities	(4,199,551)	(3,104,530)	(734,480)

Cash flows from financing activities
Repayment to related parties	-	-	(403,326)
Proceeds from bank loans	11,494,791	1,883,550	1,222,200
Repayment of bank loans	(7,241,850)	(1,255,700)	(1,222,200)
Proceeds from non-interest-bearing loans	3,203	1,297,307	672,210
Repayment of non-interest-bearing loans	(1,253,429)	(481,244)	(2,101,313)
Cash acquired from RTO	3,036	-	-
Proceeds from issuance of shares, net of direct share issue expenses of $1,504,310	8,495,690	-	-
Share issue expenses paid	(216,172)	-	-
Contribution from a stockholder for acquiring shares of Refractories, Furnace and Sanwei	-	-	7,133,700
Distribution to stockholders in connection with acquisition of shares of Refractories, Furnace and Sanwei	-	-	(7,133,700)

Net cash flows provided by (used in) financing activities	11,285,269	1,443,913	(1,832,429)

Effect of foreign currency translation on cash and cash equivalents	81,831	26,190	31,744

Net increase (decrease) in cash and cash equivalents	1,538,291	(994,245)	1,151,069

Cash and cash equivalents - beginning of year	426,099	1,420,344	269,275

Cash and cash equivalents - end of year	$1,964,390	$426,099	$1,420,344

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$283,496	$219,631	$91,515
Income taxes	$548,254	$22,018	$447,826

Non-cash financing activities:
Acquisition of construction activities under other payable and accrued expenses	$-	$491,837	$-
Issue of warrants to placement agent	$748,034	$-	$-